Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Digimarc Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-31114, 333-42042, 333-65256, 333-82660, 333-105097, 333-115074) on Form S-8 and Registration Statement No. 333-108670 on Form S-3 of Digimarc Corporation of our report dated March 31, 2005, with respect to the consolidated balance sheets of Digimarc Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Digimarc Corporation.

As indicated in Note 2 to the consolidated Financial Statements, Digimarc Corporation has restated its consolidated Financial Statements as of and for the year ended December 31, 2003.

Digimarc Corporation has not reported on, and we have not audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. Accordingly, we do not express an opinion or any other form of assurance on the effectiveness of Digimarc Corporation’s internal control over financial reporting as of December 31, 2004.

/s/ KPMG LLP

Portland, Oregon
April 7, 2005